Exhibit (a)(5)(v)

Vector Capital Press Contact:
Ada Wong
awong@vectorcapital.com
415-293-5030

Corel Holdings Announces Successful Tender Offer
and Commencement of Subsequent Offering Period

Subsequent Offering Period to Expire on
Friday, December 4, 2009

San Francisco, California, November 26, 2009 – Corel Holdings, L.P. (“CHLP”), a limited partnership controlled by an affiliate of Vector Capital, today announced that it has successfully completed its all-cash tender offer to purchase all outstanding common shares, no par value, of Corel Corporation (Nasdaq: CREL; TSX: CRE), excluding the shares owned by CHLP and its affiliates, at U.S.$4.00 per share, net to the seller in cash, without interest and less applicable withholding taxes.

The number of shares tendered pursuant to the offer satisfies the non-waivable majority of the minority condition to the offer.  The depositary for the tender offer, CIBC Mellon Trust Company, has advised CHLP that, as of the expiration of the initial offering period, a total of approximately 4,542,951 common shares of Corel Corporation were validly tendered (including shares subject to guaranteed delivery procedures) and not withdrawn, representing approximately 52% of the shares outstanding, excluding the shares owned by CHLP and its affiliates.  All shares that were validly tendered and not withdrawn during the initial offering period have been accepted for payment.

CHLP has also announced that it is commencing a subsequent offering period of its tender offer to acquire all remaining common shares of Corel Corporation.  This subsequent offering period will expire at 12:00 Midnight, New York City time, on Friday, December 4, 2009, unless extended.

Any shares validly tendered during this subsequent offering period will be immediately accepted for payment, and tendering shareholders will thereafter promptly be paid U.S.$4.00 in cash for each common share of Corel Corporation tendered, without interest and less applicable withholding taxes.  This is the same amount per share that was offered and paid in the initial offering period.

The subsequent offering period enables holders of common shares of Corel Corporation who did not tender during the initial offering period to participate in the offer and receive the offer price on an expedited basis rather than waiting until the completion of the subsequent acquisition transaction described in the offer to purchase.  Shares tendered during this subsequent offering period cannot be delivered by the guaranteed delivery procedure and may not be withdrawn.  In addition, shares validly tendered during the initial offering period may not be withdrawn during the subsequent offering period.

Following the expiration of the subsequent offering period, CHLP intends to take steps as necessary to acquire all common shares not tendered in the offer at the same price per share as it paid in the offer, to de-register Corel Corporation as a public company and to thereby cause Corel Corporation to become a private company owned by CHLP.

Innisfree M&A Incorporated is serving as information agent for the tender offer.  Davis Polk & Wardwell LLP and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Vector Capital and CHLP.

About Vector Capital

Vector Capital is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector Capital identifies and pursues these complex investments in both the private and public markets. Vector Capital actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector Capital’s notable investments are LANDesk Software, Savi Technology, SafeNet, Precise Software Solutions, Printronix, Register.com, Tripos and Watchguard Technologies. For more information, visit www.vectorcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the tender offer will not be satisfied. We undertake no obligation to update any forward-looking statements.

Additional Information and Where to Find It

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COREL CORPORATION’S COMMON SHARES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY COREL HOLDINGS, L.P. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 28, 2009. IN ADDITION, ON NOVEMBER 12, 2009, COREL CORPORATION FILED WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.  THE TENDER OFFER STATEMENT (AND RELATED MATERIALS), AS THEY MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY COREL HOLDINGS, L.P. WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THESE MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT 888-750-5834.